Exhibit 10.2
HARRIS CORPORATION
2005 ANNUAL INCENTIVE PLAN
(Effective as of July 2, 2005)
      1. Purpose of the Plan. The purpose of the Harris Corporation 2005 Annual Incentive Plan is to promote the growth and performance of the Company by: (i) linking a portion of the total annual compensation for certain key employees to attainment of such corporate, subsidiary, division and business unit objectives as shall be approved for each Plan Year; and (ii) assisting in the attraction, retention and motivation of certain key employees.
      2. Definitions. Wherever the following capitalized terms are used in the Plan, they shall have the meanings specified below:

“Affiliate” means any entity that is directly or indirectly controlled by the Company or any entity in which the Company has a significant ownership interest, as determined by the Committee.

“Award” means a right to receive an annual cash incentive payment pursuant to the terms and conditions of the Plan.

“Board” means the Board of Directors of the Company.

“Change of Control” shall have the meaning set forth in Section 13(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means a committee of the Board designated by the Board to administer the Plan which shall be comprised solely of three or more Independent Directors.

“Company” means Harris Corporation, a Delaware corporation.

“Director” means a member of the Board.

“Employee” means any salaried employee of the Company, any Subsidiary or any Affiliate, including any officers or Executive Officers (whether or not a Director), who is treated as an employee in the personnel records of the Company or its Subsidiaries or Affiliates for the relevant period, but shall exclude individuals who are classified by the Company, any Subsidiary or any Affiliate as (i) leased or otherwise employed by a third party; (ii) independent contractors; or (iii) intermittent or temporary, in each case even if any such classification is changed retroactively as a result of an audit, litigation, or otherwise.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Executive Officer” means a Participant the Board has designated as an executive officer of the Company for purposes of reporting under the Exchange Act.

“Independent Director” means a Director who is not an Employee and who qualifies as (i) a “non-employee director” under Rule 16b-3(b)(3) under the Exchange Act, (ii) an “outside director” under Section 162(m) of the Code, and (iii) an “independent director” under the rules and listing standards adopted by the New York Stock Exchange.

“Participant” means any Employee designated by the Board, the Committee or the Chief Executive Officer of the Company to participate in the Plan for a Plan Year or a portion of a Plan Year.

“Performance Objectives” means the performance objectives established pursuant to the Plan for Participants. Performance Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or the Subsidiary, division, business unit, department or function with the Company in which the Participant is employed.

Performance Objectives may be measured on an absolute or relative basis. Relative performance may be measured by a group of peer companies or by a financial market index. Any Performance Objectives applicable to a Qualified Performance-Based Award shall be limited to specified levels of or increases in return on equity, diluted earnings per share, total earnings, earnings growth, return on capital, return on assets, return on sales, earnings before interest and taxes, revenue, revenue growth, gross margin, return on investment, increase in the fair market value of shares, share price (including, but not limited to, growth measures and total stockholder return), operating profit, net earnings, cash flow (including, but not limited to, operating cash flow and free cash flow), inventory turns, financial return ratios, market share, earnings measures/ratios, economic value added, balance sheet measurements (such as receivable turnover), internal rate of return, customer satisfaction surveys or productivity.

“Plan” means this Harris Corporation 2005 Annual Incentive Plan, as amended from time to time.

“Plan Year” means a fiscal year of the Company.

“Qualified Performance-Based Award” means any Award or portion of an Award that is intended to satisfy the requirements for “qualified performance-based compensation” under Section 162(m) of the Code.

“Subsidiary” means any entity, either directly or indirectly, of which the Company owns or controls 50% or more of the outstanding shares of stock normally entitled to vote for the election of directors or of comparable equity participation and voting power.

      3. Administration of Plan.

(a) Powers of Committee; Discretion. The Plan shall be administered by the Committee. With respect to participation in the Plan by the Chief Executive Officer or any other Executive Officer that is also a Director, the Plan shall be administered by the Committee with the other Independent Directors of the Board. Subject to the terms of the Plan, the Committee shall have such powers and authority as may be necessary or appropriate for the Committee to carry out its functions as described in the Plan. The Committee shall have the authority in its discretion to determine: (i) which Employees shall receive Awards; (ii) the amount of the Awards; and (iii) the objectives and the other terms and conditions of such Awards, including the Performance Objectives, targets and other terms and conditions of an Award. Determinations by the Committee under the Plan, including without limitation, determinations of the Participants, the amount and timing of Awards, the terms and provisions of Awards, need not be uniform and may be made selectively among Participants and Employees who receive or are eligible to receive Awards. The Committee shall have the full power, discretion and authority to interpret the Plan, to establish, amend, suspend and rescind any rules and regulations relating to the Plan and to make all other determinations that it deems necessary or advisable for the administration of the Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry it into effect. All such determinations shall be final, conclusive and binding on all persons (including the Company and Participants) and for all purposes.

(b) Board Authority. If the Committee does not exist, or for any other reason determined by the Board, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee.

(c) Delegation. Except to the extent prohibited by applicable law and the listing requirements of the New York Stock Exchange, the Committee shall have the right, from time to time, to delegate to one or more officers of the Company the authority of the Committee to grant and determine the terms and conditions of Awards granted under the Plan, subject to such limitations as the Committee shall determine. In no event shall any such delegation of authority be permitted with respect to Awards to any Executive Officer or any person subject to Section 162(m) of the Code. The Committee shall also be permitted to delegate, to any appropriate officer or employee of the

Company, responsibility for performing certain ministerial functions under the Plan. In the event that the Committee’s authority is delegated to officers or employees in accordance with the foregoing, all references in the Plan relating to the Committee shall be interpreted in a manner consistent with the foregoing by treating any such reference as a reference to such officer or employee for such purpose. Any action undertaken in accordance with the Committee’s delegation of authority hereunder shall have the same force and effect as if such action was undertaken directly by the Committee and shall be deemed for all purposes of the Plan to have been taken by the Committee.

(d) Limitation on Liability. No member of the Board or Committee, nor any officer delegated authority by the Committee, shall be liable for any action or determination made in good faith by the Board, Committee or such officer with respect to the Plan or any Award.

      4. Eligibility; Designation of Participants. All Employees are eligible to be designated by the Committee to receive Awards and become Participants under the Plan. Participants in the Plan shall be selected by the Committee on an annual basis. In selecting Employees to be Participants and in determining the amount of an Award to be granted under the Plan and the terms and conditions of the Award, the Committee shall consider any and all factors that it deems relevant or appropriate. Awards need not be uniform and may be made selectively among Participants and Employees who receive or are eligible to receive awards.
      5. Annual Incentive Awards.

(a) In General. Each Participant in the Plan shall be eligible to receive such Award, if any, for each Plan Year as may be payable pursuant to the Performance Objectives and criteria applicable for such Participant. Except as provided in Section 13, the Committee shall, on an annual basis, establish a “target annual incentive award” for a Participant for a Plan Year, and the maximum payout shall not exceed 200% of such target annual incentive award.

(b) Performance Objectives. Participants shall have the payout of their annual incentive awards, if any, determined on the basis of the degree of achievement of Performance Objectives which shall be established by the Committee in writing and which Performance Objectives shall be stated in terms of the attainment of specified levels of or percentage changes (as compared to a prior measurement period) in any one or more of the Performance Objectives. The Committee shall, for each Plan Year, establish the Performance Objectives to apply to each Participant and a formula or matrix prescribing the extent to which such Participant’s annual incentive award shall be earned based upon the degree of achievement of such Performance Objective or Performance Objectives. The Committee may determine that the annual incentive award payable to any Participant shall be based upon the attainment of Performance Objectives comparable to those specified above but in whole or in part applied to the results of a Subsidiary, division or business unit. With respect to Awards intended to be a Qualified Performance-Based Award, the Committee shall determine the target annual incentive award, Performance Objectives and any related formula or matrix for each Participant not later than 90 calendar days after the beginning of the Plan Year.

(c) Transfer of Employment. A Participant’s target annual incentive award or Performance Objectives may be changed by the Committee during the Plan Year to reflect a change in responsibilities provided that in the case of Awards intended to be a Qualified Performance-Based Award any such change shall be made in a manner consistent with Section 162(m) of the Code.

(d) Committee Adjustment. Except as provided in Section 6 and Section 14, the Committee may, in its sole discretion, (i) award or increase the amount of an annual incentive award payable to a Participant even though not earned in accordance with the Performance Objectives established pursuant to this Section 5, or (ii) in the event of any unusual or nonrecurring events affecting the Company or its financial statements or changes in applicable laws, regulations or accounting principles, decrease the amount of an annual incentive award otherwise payable to a Participant even though earned in accordance with the performance goals established pursuant to this Section 5.

      6. Participation by Executive Officers.

(a) Qualified Performance-Based Awards. Notwithstanding any other provisions of the Plan to the contrary, the following provisions shall be applicable to participation in the Plan by Executive Officers who are subject to Section 162(m) of the Code:

(i) Each such Participant’s annual incentive award payable under this Plan for a Plan Year shall be based solely on achievement of one or more of the Performance Objectives as established by the Committee pursuant to Section 5 above and the Committee shall not have the discretion provided in Section 5(d)to increase the amount of the award payable under this Plan but it shall in all cases have the ability to reduce the amount of any such award that would otherwise be payable (including a reduction in such amount to zero).

(ii) With respect to each such Participant, no annual incentive award intended to be a Qualified Performance-Based Award shall be payable hereunder except upon written certification by the Committee that the Performance Objectives have been satisfied to a particular extent and that any other material terms and conditions precedent to payment of an annual incentive award pursuant to the Plan have been satisfied.

(b) Maximum Award. Notwithstanding any provisions of the Plan to the contrary, the maximum annual incentive award payable to any Participant who is an Executive Officer for any Plan Year shall be $6,000,000; provided, however, that if such a Participant is not a Participant for the entire Plan Year, the maximum amount payable shall be pro-rated based on the number of days the individual was a Participant for the Plan Year.
      7. Payment of Annual Incentive Award on Termination of Employment.

(a) Payments. Payment of any amount to be paid to a Participant based upon the degree of attainment of the applicable Performance Objectives shall be made in cash at such time(s) as the Committee may in its discretion determine. Notwithstanding the foregoing, in no event will the payment of such amounts be made after the later of: (a) the date that is 2 1/2 months from the end of the Participant’s first taxable year in which the amount is no longer subject to a substantial risk of forfeiture or (b) the date that is 2 1/2 months from the end of the Corporation’s first taxable year in which the amount is no longer subject to a substantial risk of forfeiture.

(b) Termination of Employment. Except to the extent otherwise provided by the Committee, if a Participant’s employment with the Company, any Subsidiary or any Affiliate, is terminated for any reason prior to the last day of a Plan Year, then, except in the case of death, disability or normal retirement, or an involuntary termination due to a reduction in force or except as provided in Section 13, the Participant shall forfeit the Award and shall not be entitled to a payment of the annual incentive award. If a Participant’s employment is terminated during the Plan Year due to death, disability, normal retirement or involuntary termination caused by a reduction in force, the Participant shall be entitled to a pro-rated payment of the annual incentive award that would have been payable if the Participant had been a Participant on the last day of the Plan Year. If a Participant is entitled to a payment of the annual incentive award pursuant to the preceding sentence, such amount shall be prorated based on the number of days the individual was a Participant in the Plan for such Plan Year and shall be paid at the same time and in the same manner as such payment would have been made if the Participant had been a Participant on the last day of the Plan Year. A leave of absence, approved by the Committee, shall not be deemed to be a termination of employment for purposes of this Plan.
      8. Unfunded Plan. A Participant’s interest in any Awards hereunder shall at all times be reflected on the Company’s books as a general unsecured and unfunded obligation of the Company subject to the terms and conditions of the Plan. The Plan shall not give any person any right or security interest in any asset of the Company or any fund in which any deferred payment is deemed invested. Neither the Company, the Board, nor the Committee shall be responsible for the adequacy of the general assets of the Company to discharge the payment of its obligations hereunder nor shall the Company be required to reserve or set aside funds therefor.
      9. Non-Alienation of Benefits; Beneficiary Designation. All rights and benefits under the Plan are personal to the Participant and neither the Plan nor any right or interest of a Participant or any other person arising under the Plan is subject to voluntary or involuntary alienation, sale, transfer, or assignment without the Company’s consent. Subject to the foregoing, the Company shall establish such procedures as it deems necessary for a Participant to designate one or more beneficiaries to whom any payment the Committee determines to make would be payable in the event of the Participant’s death. In the event no beneficiary has been properly designated, the payment shall be made to the Participant’s surviving spouse or, if none, the Participant’s estate.
      10. Withholding for Taxes. Notwithstanding any other provisions of this Plan, the Company shall have the authority to withhold from any payment made by it under the Plan such amount or amounts as may be required for purposes of complying with any Federal, state and local tax or withholding requirements.
      11. No Right to Continued Employment or to Participate. Nothing in the Plan or in the grant of any Award shall interfere with or limit in any way the right of the Company or any of its Subsidiaries or Affiliates to terminate a Participant’s employment at any time, nor confer upon any Participant any right to continued employment with the Company or any of its Subsidiaries or Affiliates. Neither the adoption of the Plan nor any action by the Committee shall be deemed to give any Employee any right to be designated as a Participant under the Plan.
      12. Non-Exclusivity of Plan. This Plan is not intended to and shall not preclude the Board from adopting, continuing, amending or terminating such additional compensation arrangement as it deems desirable for Employees.
      13. Change of Control.

(a) Impact of Change of Control. Notwithstanding anything to the contrary provided elsewhere herein, in the event of a “Change of Control” of the Company, as defined in Section 13(b), then the Company shall as promptly as practicable following the effective date of the Change of Control pay any incentive Awards payable to Participants. The payment to each Participant shall be an amount not less than the target annual incentive award as originally approved for the Plan Year, notwithstanding actual results or any changes or modifications occurring after any such Change of Control.

(b) Definition. For purposes hereof, a “Change of Control” shall be deemed to have occurred if:

(i) any “person” (as such term is defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph (i) shall not be deemed to be a Change of Control by virtue of any of the following acquisitions: (a) by the Company or any Subsidiary, (b) by any employee benefit plan sponsored or maintained by the Company or any Subsidiary, (c) by any underwriter temporarily holding securities pursuant to an offering of such securities, or (d) pursuant to a Non-Control Transaction (as defined in paragraph (iii));

(ii) individuals who, on July 1, 2005, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a Director subsequent to July 1, 2005, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors who remain on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for Director, without objection to such nomination) shall also be deemed to be an Incumbent Director; provided, however, that no individual initially elected or nominated as a Director of the Company as a result of an actual or threatened election contest with respect to Directors or any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board of Directors shall be deemed to be an Incumbent Director;

(iii) the consummation of a merger, consolidation, share exchange or similar form of corporate reorganization of the Company or any such type of transaction involving the Company or any of its subsidiaries that requires the approval of the Company’s stockholders (whether for such transaction or the issuance of securities in the transaction or otherwise) (a “Business Combination”), unless immediately following such Business Combination: (a) more than 80% of the total voting power of the corporation resulting from such Business Combination (including, without limitation, any corporation which directly or indirectly has beneficial ownership of 100% of the Company Voting Securities) eligible to elect Directors of such Company is represented by shares that were Company Voting Securities immediately prior to such Business Combination (either by remaining outstanding or being converted), and such voting power is in substantially the same proportion as the voting power of such Company Voting Securities immediately prior to the Business Combination, (b) no person (other than any publicly traded holding company resulting from such Business Combination, any employee benefit plan sponsored or maintained by the Company (or the corporation resulting from such Business Combination)) becomes the beneficial owner, directly or indirectly, of 20% or more of the total voting power of the outstanding voting securities eligible to elect Directors of the Company resulting from such Business Combination, and (c) at least a majority of the members of the Board of Directors of the corporation resulting from such Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies the foregoing conditions specified in (a), (b) and (c) shall be deemed to be a “Non-Control Transaction”); or

(iv) the Shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or the direct or indirect sale or other disposition of all or substantially all of the assets of the Company and its Subsidiaries.

Notwithstanding the foregoing, a “Change of Control” of the Company shall not be deemed to occur solely because any person acquires beneficial ownership of more than 20% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a “Change of Control” of the Company shall then occur.
      14. Adjustment of Awards. The Committee shall be authorized to make adjustments in the method of calculating attainment of Performance Objectives in recognition of unusual or nonrecurring events affecting the Company or its financial statements or changes in applicable laws, regulations or accounting principles; provided, however, that any such adjustments shall be made in a manner consistent with Section 162(m) of the Code. The Committee may not make any such adjustment to any Qualified Performance-Based Award if such adjustment would cause compensation pursuant to such award to cease to be performance-based compensation under Section 162(m) of the Code. In the event the Company shall assume outstanding employee benefit awards or the right or obligation to make future such awards in connection with the acquisition of another corporation or business entity, the Committee may, in its discretion, make such adjustments in the terms of Awards under the Plan as it shall deem appropriate.
      15. Impact of Restatement of Financial Statements upon Previous Awards. If any of the Company’s financial statements are restated as a result of errors, omissions, or fraud, the Committee may (in its sole discretion, but acting in good faith) direct that the Company recover all or a portion of any such Award or payment made to any, all or any class of Participants with respect to any Plan Year the financial results of which are negatively affected by such restatement. The amount to be recovered from any Participant shall be the amount by which the affected Award or payment exceeded the amount that would have been payable to such Participant had the financial statements been initially filed as restated, or any greater or lesser amount (including, but not limited to, the entire Award) that the Committee shall determine. The Committee may determine to recover different amounts from different Participants or different classes of Participants on such basis as it shall deem appropriate. In no event shall the amount to be recovered by the Company from a Participant be less than the amount required to be repaid or recovered as a matter of law. The Committee shall determine whether the Company shall effect any such recovery (i) by seeking repayment from the Participant, (ii) by reducing (subject to applicable law and the terms and conditions of the applicable plan, program or arrangement) the amount that would otherwise be payable to the Participant under any compensatory plan, program or arrangement maintained by the Company, a Subsidiary or any of its Affiliates, (iii) by withholding payment of future increases in compensation (including the payment of any discretionary bonus amount) or grants of compensatory awards that would otherwise have been made in accordance with the Company’s otherwise applicable compensation practices, or (iv) by any combination of the foregoing or otherwise.
      16. Deferral.

(a) Section 162(m) Related Deferral. Notwithstanding anything contained herein to the contrary, if permitted under Section 409A of the Code, in the event that all or a portion of an annual incentive award shall be ineligible for treatment as “other performance-based compensation” under Section 162(m) of the Code, the Committee, in its sole discretion, shall have the right, with respect to any Executive Officer who is a “covered employee” under Section 162(m) of the Code, to defer, in whole or in part, such Executive Officer’s receipt of payment of his or her annual incentive award until the Executive Officer is no longer a “covered employee” or until such time as shall be determined by the Committee, provided that the Committee may effect such a deferral only in a situation where the Company would be prohibited a deduction under Section 162(m) of the Code and such deferral shall be limited to the portion of the award that is not deductible.

(b) Deferrals. The Board Committee may, in its discretion, permit a Participant to defer the receipt of payment of cash that would otherwise be due to the Participant. If any such deferral is to be permitted by the Committee, the Committee shall establish rules and procedures relating to such deferral in a manner intended to comply with the requirements of Section 409A of the Code, including, without limitation, the time when an election to defer may be made, the time period of the deferral and the events that would result in payment of the deferred amount, the interest or other earnings attributable to the deferral and the method of funding, if any, attributable to the deferred amount.
      17. Amendment or Termination. Until such time as a “Change of Control” shall have occurred, the Board or the Committee may, in its sole discretion, amend, suspend or terminate the Plan from time to time, subject to any requirement for shareholder approval imposed by applicable law, including Section 162(m) of the Code, and the listing requirements of the New York Stock Exchange. Except as provided in Section 5(d) and Section 14, no such termination or amendment shall alter a Participant’s right to receive a distribution as previously earned, as to which this Plan shall remain in effect following its termination until all such amounts have been paid, except as the Company may otherwise determine.
      18. Application of Code Section 409A. To the extent applicable, this Agreement is intended to be administered and interpreted in a manner that is consistent with the requirements of Section 409A of the Code. Notwithstanding the foregoing, no particular tax result with respect to any income recognized by a Participant in connection with the Plan is guaranteed and each Participant shall be responsible for any taxes imposed on him in connection with the Plan.
      19. Tax Penalty Avoidance. The provisions of this Plan are not intended, and should not be construed, to be legal, business or tax advice. The Company and any other party having any interest herein are hereby informed that the U.S. federal tax advice contained in this document (if any) is not intended or written to be used, and cannot be used, for the purpose of (i) avoiding penalties under the Code or (ii) promoting, marketing or recommending to any party any transaction or matter addressed herein.
      20. Governing Law and Interpretation. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware, without regard to the conflict of law principles thereof. Unless otherwise indicated, all “Section” references are to sections of the Plan. References to any law, rule or regulation shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing, or interpreting such law, rule or regulation.
      21. Severability. Notwithstanding any other provision or Section of the Plan, if any provision of the Plan is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any person or award, or would disqualify the Plan or any award under any law deemed applicable by the Board or the Committee, such provision shall be construed or deemed amended to conform to the applicable laws (but only to such extent necessary to comply with such laws), or if it cannot be construed or deemed amended without, in the determination of the Board or the Committee, materially altering the intent of the Plan or award, such provision shall be stricken as to such jurisdiction, person or award and the remainder of the Plan and any such award shall remain in full force and effect.
      22. Effective Date. Subject to its approval by the shareholders, this Plan shall become effective for the 2006 fiscal year and shall remain effective until the first annual meeting of shareholders in the 2011 fiscal year, subject to any further shareholder approvals (or reapprovals) mandated for performance-based compensation under Section 162(m) of the Code, and subject to the right of the Board to terminate the Plan, on a prospective basis only, at any time.
      Approved and adopted by the Board of Directors this 27th day of August, 2005.

Attested:

/s/ Scott T. Mikuen

Corporate Secretary